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FORM 3


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940


________________________________________________________________________________
1.   Name and Address of Reporting Person*

     Thomas E. Torokvei
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     (Last)                       (First)                   (Middle)

     c/o Scepter Holdings Inc.
     170 Midwest Road
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                                    (Street)

     Toronto, Ontario M1P 3A9
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     (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     Feb. 27, 2003
________________________________________________________________________________
3.   I.R.S. or Social Security Number of Reporting Person, if an Entity
     (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     Vitalstate, Inc. (VTST)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                     3. Ownership Form:
                                          2. Amount of Securities       Direct (D) or
1. Title of Security                         Beneficially Owned         Indirect (I)      4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                (Instr. 4)                 (Instr. 5)           (Instr. 4)
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
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Common Stock, par value $.000333
per share                                    4,000,000                   I                    By Scepter Holdings Inc.(1)
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* IF THE FORM IS FILED BY MORE THAN ONE REPORTING PERSON, SEE INSTRUCTION 5(b)(v).
REMINDER: REPORT ON A SEPARATE LINE FOR EACH CLASS OF SECURITIES BENEFICIALLY OWNED DIRECTLY OR INDIRECTLY.                   (OVER)

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FORM 3 (continued)

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Securities:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
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Warrant                  2/27/03    2/27/04         Common Stock           4,000,000        $.50             I            By Scepter
                                                                                                                          Holdings
                                                                                                                          Inc. (1)
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

Explanation of Responses:

(1) The reporting person is a director and the Chairman of Sceptor Holdings Inc., which is the record and beneficial owner of the reported securities. The reporting person is also the beneficial owner, indirectly through various trusts and holding companies, of approximately 50% of the securities of Scepter Holdings Inc. The reporting person disclaims beneficial ownership of the reported securities, except to the extent of his pecuniary interest therein.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


         /S/ THOMAS E. TOROKVEI                    MARCH 10, 2003
     -----------------------------                 --------------
     SIGNATURE OF REPORTING PERSON                           DATE

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